COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
IN DREYFUS PREMIER STATE MUNICIPAL BOND FUND, NORTH
CAROLINA SERIES CLASS A SHARES AND THE LEHMAN BROTHERS
MUNICIPAL BOND INDEX

EXHIBIT A:
                                     DREYFUS
                                   PREMIER STATE
           LEHMAN BROTHERS     MUNICIPAL BOND FUND,
 PERIOD       MUNICIPAL        NORTH CAROLINA SERIES
            BOND INDEX *         (CLASS A SHARES)

 8/1/91              10,000                      9,547
4/30/92              10,734                     10,360
4/30/93              12,092                     11,911
4/30/94              12,353                     11,945
4/30/95              13,175                     12,626
4/30/96              14,222                     13,483
4/30/97              15,166                     14,536

*Source: Lehman Brothers